Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BERRY GLOBAL GROUP, INC.

Berry Global Group, Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware,

 DOES HEREBY CERTIFY:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on March 6, 2015, as amended by the Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware effective on April 13, 2017, and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the stockholders of the Corporation in accordance with Section 242 of the DGCL at an annual meeting held on March 6, 2019.

2.	Article VIII of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called by (i) the Chairman of the Board, (ii) a majority of the members of the Board pursuant to a resolution approved by the Board, or (iii) the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders who Own (as such term is defined in the Bylaws), in the aggregate, at least 25% of the Common Stock of the Corporation that is outstanding as of the record date for determining stockholders entitled to demand a special meeting fixed in accordance with the Bylaws and who otherwise comply with such other requirements and procedures set forth in the Bylaws, as now or hereinafter in effect.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.”

3.	Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jason K. Greene, its Executive Vice President, Chief Legal Officer and Secretary, this 6th day of March, 2019.

BERRY GLOBAL GROUP, INC.

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President, Chief Legal Officer and Secretary